Exhibit 10.2
VIEWPOINT FINANCIAL GROUP, INC. AND VIEWPOINT BANK, N.A.
DIRECTOR'S AGREEMENT

WHEREAS, James B. McCarley (the “Director”) has served as a director of ViewPoint Financial Group, Inc. and its predecessors and affiliates (“VPFG”); and

WHEREAS, as of the Service Completion Date, as defined below, the Director will no longer be providing services as a director to VPFG; and

WHEREAS, in recognition of the past services provided by the Director, VPFG desires to provide separation compensation to the Director in accordance with this Agreement.

NOW THEREFORE, VPFG shall provide the Director with separation compensation under Section A(1) or A(2), as elected by the Director prior to the Service Completion Date, and Section A(4).

Section A.    Director Separation Benefit
Depending on the election made by the Director under Section B below, the Director will receive either, but not both, of the following, which may be paid by ViewPoint Financial Group, Inc. (the “Company”) or ViewPoint Bank, N.A. (the “Bank”):

(1)    Installment Payment Benefit.
(a)    The Director shall receive an annual benefit of $45,000 over the Payout Period.
(b)    The Director's Payout Period shall be four years.
(c)     Payments under this Section shall commence on the first day of the month following the Service Completion Date and on each anniversary of that date thereafter during the Payout Period. The “Service Completion Date” shall be the Director's last day of service as a director of VPFG, which is expected to be on or about the date of the 2014 annual meeting.
(d)    If the Director dies prior to the Service Completion Date, a lump sum benefit equal to the payment under Section A(2) below shall be paid to the Director's Beneficiary. If the Director dies after the Service Completion Date but prior to the Director's receipt of his entire benefit payable hereunder, the remaining payments shall be paid in a cash lump sum to the Director's Beneficiary. In each case the Director's Beneficiary shall be paid on the first day of the month following the Director's death, or as soon as practical thereafter.

(2)    Lump Sum Payment.
Following the Service Completion Date, the Director shall receive a cash lump sum payment of $180,000, which is equal to the total annual benefit payments that would have been paid under Section A(1).

(3)    Election Regarding Form of Cash Benefit and Beneficiary Designation.
The Director's election regarding his form of cash benefit shall be made at Section B. If the Installment Payment Method described in Section A(1) is elected, the Director's beneficiary designation shall be made at the Beneficiary Designation at the end of this Agreement.

(4)    Restricted Stock to be Granted to the Director.
In addition to the cash payments to be paid to the Director under Section A(1) or A(2) hereunder, the Director shall also receive as of the Service Completion Date a restricted stock award under the ViewPoint Financial Group, Inc. 2012 Equity Incentive Plan (the “Plan”) of 10,000 shares subject to vest equally in three (3) annual installments over a three (3) year period commencing on the first anniversary of the grant date, all as to be set forth in a Restricted Stock Award Agreement under the Plan. In order to accommodate the vesting of such award, it is hereby agreed that as of the Service Completion Date, VPFG shall appoint the Director to be an advisory director.

(5)    Nature of Compensation.
The Director acknowledges that any cash payments made hereunder will constitute ordinary taxable income to the Director or other recipient at the time it is received, and that the Director has been advised that the benefits paid hereunder may not be rolled over or transferred to an individual retirement account or to a tax-qualified plan.

(6)    Required Board Ratification.
This Agreement shall not be final, and the benefits provided for hereunder shall not be paid, unless and until the Agreement is approved and/or ratified by the Boards of Directors of the Company and the Bank, which approval shall be granted or denied on or before the Service Completion Date.

Section B.    Election of Form of Cash Benefit

The Director elects the form of cash benefit as follows (initial as desired):

X	The Installment Payment Method described in Section A(1). See “Beneficiary Designation” at end of this Agreement.
The Lump Sum Payment Method described in Section A(2).

Section C.    General Matters

(1)    Jurisdiction.
This Agreement will be governed by the laws of the State of Texas, with venue for any dispute or cause of action that arises or is related to this Agreement being brought in any court of competent jurisdiction located in Collin County, Texas, and the parties consent to such jurisdiction and exclusive venue in said county.

(2)    Unsecured General Creditor.
The Director and his Beneficiaries shall have no legal or equitable rights, interests or claims in any property or assets of VPFG or any affiliate. VPFG's obligation under this Agreement shall be merely of an unfunded and unsecured promise to pay money in the future.

(3)    Nonassignability.
Neither the Director nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder. No part of the amounts payable shall, prior to actual payment be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance allowed by the Director or any other person, be transferable by operation of law in the event of a Director's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

(4)    Successors.
The provisions of this Plan shall bind and inure to the benefit of VPFG and its successors and assigns and the Director and his designated Beneficiaries.

(5) Change in Control.
For purpose of this Section C(5), "Change in Control" means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury. If a Change in Control occurs before all cash benefits under Section A have been paid to the Director, VPFG shall pay to the Director any unpaid cash benefit described in Section A. If the Director receives benefits under this Section C(5) because of the occurrence of a Change in Control, the Director shall not be entitled to claim additional benefits under the terms of this agreement if an additional Change in Control occurs thereafter.

(6)    Section 409A.
This Agreement shall be subject to Section 409A of the Internal Revenue Code of 1986, as amended, and shall be administered and interpreted accordingly.

(7)    Other Obligations of Parties.
(a) The Director agrees to return to VPFG all property of VPFG or its affiliates in the Director's possession, including, without limitation, all computers and computer-related equipment, consumer electronics, security access devices, computer diskettes, and files and papers of any sort containing any information about VPFG or its affiliated organizations, or their customers, suppliers, officers, directors, employees, affiliates, agents, representatives or advisors. If the Director discovers that the Director or someone else is in possession of any of the foregoing as a result of the Director's actions or omissions, the Director shall immediately return such property to VPFG.
(b) The Director agrees to hold in strictest confidence and not disclose to anyone or use, directly or indirectly, any trade secrets, member/customer information or confidential and proprietary information of VPFG or its affiliates, including but not limited to any information concerning the business or affairs of a current, past or prospective customer of VPFG, information about the development of any product or invention of VPFG, and any information concerning VPFG or its affiliates or their operations not readily available to the public, unless expressly authorized in writing by VPFG.
(c) The Director and VPFG each agree to maintain the terms of this Agreement in strict confidence and to not, directly or indirectly, make any negative, derogatory, false, misleading or defamatory statements about the other party or any of the other party's affiliated organizations, officers, directors, employees or representatives.

Effective this date: March 6, 2013

Signed By: /s/ James B. McCarley
James B. McCarley, Director

VIEWPOINT FINANCIAL GROUP, INC.

By: /s/ Kevin Hanigan
Kevin Hanigan, President/CEO

VIEWPOINT BANK, N.A.

By: /s/ Kevin Hanigan
Kevin Hanigan, President/CEO